COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For immediate release February 4, 2010

COACHMEN INDUSTRIES, INC. ISSUES CAUTIONARY STATEMENT REGARDING FOURTH QUARTER 2009 RESULTS

Elkhart, IN - Coachmen Industries, Inc. (OTC: COHM.PK) today issued a cautionary statement regarding its 2009 fourth-quarter and full year results, which were previously released on February 1, 2010.

On February 4, 2010, after further review, management determined that the Company’s accounting treatment of the transactions with H.I.G. All American, LLC, was incorrect.  As a result, the Company is required to adjust its previously disclosed fourth quarter and full year results for 2009.  The adjustments will result in both the conversion feature and the warrants of the convertible debt transaction to be accounted for at fair value and recorded on the balance sheet as a liability, rather than in the equity section of the balance sheet. The Company will revalue the conversion feature and warrants at fair value each reporting period going forward, with the resulting change in fair value being a component of interest expense.

These adjustments will not impact the Company’s cash position.

The Company anticipates that its review of these issues and its adjustments will be completed the week of February 12, 2010.  The Company will release amended and restated financial results for the 2009 fourth-quarter and full year at that time.

The Company cautions investors not to rely upon the previously released results dated February 1, 2010, pending the Company’s release of amended and restated financial results.

Coachmen Industries, Inc., doing business as All American Group, is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For financial information:
Colleen A. Zuhl
Chief Financial Officer
574-266-2500

For investor information:
James T. Holden
Corporate Secretary and Assistant General Counsel
574-266-2500